UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2013

CEVA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-49842	77-0556376
(Commission File Number)	(I.R.S. Employer Identification No.)

1943 Landing Drive, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

650/417 7900

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 6, 2013, CEVA, Inc. (the “Company”) and CEVA D.S.P. Ltd, the Israeli wholly owned subsidiary of the Company (the “Israeli Subsidiary”) entered into an amendment to the employment agreement of Yaniv Arieli, the Company’s Chief Financial Officer (the “Amendment”). Authorization for such Amendment was unanimously approved by the Compensation Committee (the “Committee”) of the Board of Directors of the Company on October 29, 2013. Mr. Arieli is employed by the Israeli Subsidiary. The Amendment provides that if Mr. Arieli resigns for Good Reason (as defined in the Amendment) or the Israeli Subsidiary (or an acquiring or succeeding corporation of the Company) within 12 months after a Change in Control of the Company (as defined in the Amendment) terminates his employment, other than for Cause (as defined in the Amendment), then he would be entitled to the compensation (based on the compensation in effect on the date of termination or resignation for Good Reason), including medical and, to the extent applicable, pension benefits, to which he would otherwise have been entitled had he remained employed by the Israeli Subsidiary (or an acquiring or succeeding corporation of the Company) for two years, and his then existing equity awards would vest in full. This double-trigger change in control provision is substantially similar to the provision provided in the employment agreements for Gideon Wertheizer, the Company’s Chief Executive Officer, and Issachar Ohana, the Company’s Executive Vice President, Worldwide Sales.

The foregoing description of the Amendment is qualified in its entirety by reference to the complete text of the plan which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment to Employment Agreement of Yaniv Arieli, effective as of November 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

Date: November 8, 2013	By:	/s/ Yaniv Arieli
Yaniv Arieli
Chief Financial Officer

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